Exhibit 99

RICHMOND, Indiana. March 6, 2019 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $1.4 million, or $1.34 per diluted share, for the year ended December 31, 2018, an increase of $805,000, or 139.3%, as compared to net income of $578,000 for the year ended December 31, 2017. When comparing 2018 to 2017, the increase in net income resulted primarily from an increase in interest income of $927,000, noninterest income of $811,000, and decreases to the provision for loan losses of $73,000 and provision for income tax of $59,000, offset by increases in interest expense of $962,000 and other expense of $103,000.

Interest income increased $927,000 for the year ended December 31, 2018 to $15.0 million from $14.1 million for the year ended December 31, 2017. The increase was due to an increase in interest on loans of $720,000, other interest income of $162,000 and interest on securities of $44,000.

Interest expense increased $962,000, or 44.2%, to $3.1 million for the year ended December 31, 2018, from $2.2 million for the year ended December 31, 2017. The increase was the result of an increase in interest expense on deposits of $530,000 and an increase in the cost of borrowings of $432,000. These changes resulted in a slight decrease of $36,000 to net interest income period over period. The increase in interest expense on deposits was due to higher market interest rates. Interest expense on borrowings increased due to a higher average balance and higher market interest rates.

The provision for loan losses was $1.9 million for the year ended December 31, 2018, compared to $2.0 million for the year ended December 31, 2017. The decrease to the provision was based on management’s quarterly analyses of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income increased $811,000, or 81.6%, to $1.8 million for the year ended December 31, 2018 compared to $994,000 for the year ended December 31, 2017. The increase was due to reduction in losses on other assets of $594,000, increases in other income of $198,000, and debit card income of $34,000, offset by a decrease in gain on sale of loans of $60,000. The reduction in losses on other assets was due primarily to management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased during the second quarter of 2017 resulting in a write down of $400,000 in that year.

For the year ended December 31, 2018, noninterest expense increased $103,000, or 1.0%, to $10.0 million, from $9.9 million for the year ended December 31, 2017. The decrease was due primarily to decreases in foreclosed real estate and repossession expense of $395,000, professional fees of $131,000, and ATM charges of $69,000, offset by increases in salaries and employee benefits of $382,000, and net occupancy of $225,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Net occupancy expense increased due to the completion of the administrative and operations building late in 2017 and affixed depreciation on the building and furniture fixtures and equipment. The savings in ATM charges are due to the transition to a new servicer. Expenses related to foreclosed real estate decreased due to the sale in 2017 of a commercial property held in foreclosure and relief of the related carryforward costs.

The provision for income taxes was $320,000 for year ended December 31, 2018 compared to $379,000 for year ended December 31, 2017. Our effective tax rates were 18.8% and 39.6% for the year ended December 31, 2018 and 2017, respectively, reflecting an increase in pretax income for the 2018 period and the reduced corporate federal income tax rate which became effective in December 2017.

Comparison of Financial Condition at December 31, 2018 and December 31, 2017

Total assets increased $737,000, or 0.2%, to $300.2 million at December 31, 2018 from $299.4 million at December 31, 2017. The increase was primarily the result of increases to net loans, bank-owned life insurance and other assets, offset by decreases in loans held for sale, cash and cash equivalents, and investment securities available for sale.

Cash and cash equivalents decreased $410,000, or 4.0%, to $9.9 million at December 31, 2018 from $10.3 million at December 31, 2017. Securities available for sale decreased $501,000, or 2.5%, to $19.8 million at December 31, 2018 from $20.3 million at December 31, 2017.

Net loans increased $4.1 million, or 1.7%, to $245.0 million at December 31, 2018 from $240.9 million at December 31, 2017. Growth in the loan portfolio resulted from increases in commercial real estate and multi-family loans of $2.2 million, one to four family residential loans of $1.9 million, commercial loans of $1.3 million, construction loans of $1.0 million, and second mortgages and home equity lines of credit of $377,000, offset by a decrease in consumer loans of $2.4 million.

Deposits decreased $9.1 million, or 4.0%, to $217.9 million at December 31, 2018 from $227.0 million at December 31, 2017. Core deposits, including savings, interest-bearing and noninterest-bearing checking, and money market deposit accounts decreased $8.4 million to $111.6 million at December 31, 2018 from $120.0 million at December 31, 2017. Certificates and other time deposits decreased $632,000 to $106.3 million at December 31, 2018 from $106.9 million at December 31, 2017.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $9.0 million, or 21.7%, to $50.5 million at December 31, 2018 from $41.5 million at December 31, 2017. These advances were used to fund loan growth.

Total stockholders’ equity increased $1.1 million, or 3.9%, to $30.2 million at December 31, 2018 from $29.0 million at December 31, 2017. The increase was primarily a result of year to date net income of $1.4 million, ESOP shares earned of $163,000, and stock-based compensation expense of $137,000, offset in part by to dividends of $266,000, an increase in accumulated other comprehensive loss of $230,000, and shares repurchased of $54,000.

	December 31, 2018	December 31, 2017
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$300,151	$299,414
Total cash and cash equivalents	9,935	10,346

Investment in available for sale securities, at fair value	19,796	20,297
Loans held for sale	133	2,877
Loans, net	244,955	240,859
Bank-owned life insurance	7,136	6,960
Premises and equipment	8,898	9,128
Foreclosed real estate held for sale	16	39
Federal Home Loan Bank of Indianapolis, at cost	2,436	2,436
Deposits	217,914	226,981
Borrowings	50,500	41,500
Total Equity	30,161	29,029
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	29,371	28,175

ASSET quality ratios ¹

Nonperforming loans to total loans	0.60%	0.34%
Nonperforming assets to total assets	0.62%	0.38%
Net charge-offs annualized (recoveries) to average loans outstanding	0.67%	0.66%
Allowance for loan losses to non-performing loans	204.99%	333.54%
Allowance for loan losses to total loans	1.23%	1.13%

¹ Bank-only ratios

	For the Year Ended
	December 31,
	2018	2017
	(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$15,020	$14,093
Interest expense	3,136	2,174
Net interest income	11,884	11,919
Provision for loan losses	1,948	2,021
Net interest income after provision for loan losses	9,936	9,898
Noninterest income	1,805	994
Noninterest expense	10,038	9,935
Income before income tax expense	1,703	957
Income tax expense	320	379
Net income	1,383	578
Basic earnings per share	$1.40	$0.58
Diluted earnings per share	1.34	0.56
Dividends per share	0.27	0.24